Exhibit 4.8

DATED                                                         MARCH 2004

BARCLAYS BANK PLC

and

MATTHEW W BARRETT

DEED OF AMENDMENT
TO THE EXECUTIVE’S SERVICE AGREEMENT
DATED 20TH MARCH 2002

This Deed is made on the        March, 2004

BETWEEN:

(1)	BARCLAYS BANK PLC (a Company registered in England and Wales under no. 1026167) whose registered office is at 54 Lombard Street, London EC3P 3AH (“Barclays”) and;

(2)	MATTHEW W BARRETT of 15 South Street, London W1K 2XD (“the Executive”)

WHEREAS:

The Executive and Barclays have agreed to amend the service agreement between the Executive and Barclays dated 20th March, 2002 (“the Service Agreement”) as set out in this Deed.

IT IS HEREBY AGREED:

1.	Clause 15.2(ii) will cease to apply with effect from 15th March, 2004.

2.	All other terms of the Service Agreement continue unchanged.

In witness of which this Deed has been executed and has been delivered on             March 2004

Signed as a deed by
Sir Peter Middleton
and Lawrence Dickinson
on behalf of BARCLAYS BANK PLC

Sir Peter Middleton Chairman	Lawrence Dickinson Company Secretary

Signed as a deed by MATTHEW W BARRETT	)
in the presence of:	)

Witness:
Name:
Address: